EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements and amendments thereto:

Form S-8 No. 333-115851
Form S-3 No. 333-113710
Form S-8 No. 333-130916
Form S-3 No. 333-135547
Form S-3 No. 333-135549
Form S-8 No. 333-135525

of Sun Healthcare Group, Inc. of our report dated March 6, 2007 (except for Note 18, as to which the date is July 9, 2007) with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc., and our report dated March 6, 2007 with respect to Sun Healthcare Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sun Healthcare Group, Inc., included in this Form 10-K/A for the year ended December 31, 2006.

Ernst & Young LLP

Dallas, Texas
July 9, 2007